Exhibit 3.156

CERTIFICATE OF FORMATION
OF
[NAME], LLC

This Certificate of Formation of [NAME], LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, (6 Del. C. §§ 18-101, et seq.)

FIRST.  The name of the limited liability company formed hereby is [NAME], LLC.

SECOND.  The address of its registered office in the State of Delaware is [STREET ADDRESS], [CITY], [COUNTY ] County, Delaware, [ZIP CODE].  The name of its registered agent at such address is [NAME].

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Mark E. Derwent
Mark E. Derwent
Authorized Person